Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2014 Results

Return to revenue growth key to strong EPS leverage

Phoenix, August 6, 2014—Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter and the full fiscal year 2014 ended June 28, 2014.

Fiscal 2014 Results

	FISCAL YEARS ENDED
	June 28, 2014	June 29, 2013	Change
	$ in millions, except per share data
Sales	$27,499.7	$25,458.9	8.0%
GAAP Operating Income	789.9	626.0	26.2%
Adjusted Operating Income (1)	931.3	807.9	15.3%
GAAP Net Income	545.6	450.1	21.2%
Adjusted Net Income (1)	594.1	507.8	17.0%
GAAP Diluted EPS	$3.89	$3.21	21.2%
Adjusted Diluted EPS (1)	$4.24	$3.63	16.8%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section of this press release.

•	Sales for the fiscal year increased 8.0% from the prior year to $27.5 billion; organic sales (as defined later in the document) were up 5.2% year over year and 4.8% in constant currency

•	Adjusted operating income of $931 million and 3.4% of sales, increased 15.3% year over year

•	Adjusted diluted earnings per share of $4.24 increased 16.8% year over year; GAAP diluted earnings per share of $3.89 was up 21.2% year over year

•	Cash flow from operations was $237 million and the Company returned $91 million of cash to shareholders through dividends and share repurchases

Rick Hamada, Chief Executive Officer, commented, “In fiscal 2014, our return to year-over-year growth helped drive meaningful improvements in our financial and operational performance. We added over $2 billion to our top line, expanded margins and returns, and grew adjusted diluted earnings per share at twice the rate of revenue. Led by double digit growth in our Electronics Marketing (EM) businesses in Asia and EMEA, enterprise revenue increased 8% and organic revenue was up 5%. The combination of revenue growth, relatively stable gross profit margin and continued expense discipline resulted in adjusted earnings per share growing 16.8% over fiscal 2013 to $4.24. During the year, we also invested in growth initiatives by strengthening our embedded systems capabilities at EM with the acquisition of MSC Technologies and expanding our datacenter solution capabilities by incorporating new technologies, services and partners to our TS offerings. We also modified our capital allocation priorities to incorporate a more consistent element of return to shareholders with the initiation of a dividend. As we enter fiscal 2015, we are poised to build on this performance and drive further improvements in both margins and returns as we continue to execute on our profitable growth initiatives across our portfolio.”

Q4 Fiscal 2014 Results

	FOURTH QUARTERS ENDED
	June 28, 2014	June 29, 2013	Change
	$ in millions, except per share data
Sales	$7,048.7	$6,590.7	6.9%
GAAP Operating Income	204.5	162.8	25.6%
Adjusted Operating Income (1)	244.9	231.2	5.9%
GAAP Net Income	186.3	126.1	47.7%
Adjusted Net Income (1)	160.1	141.8	12.9%
GAAP Diluted EPS	$1.33	$0.91	46.2%
Adjusted Diluted EPS (1)	$1.14	$1.02	11.8%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section of this press release.

•	Sales for the fourth quarter increased 6.9% year over year to $7.0 billion; organic sales grew 5.0% year over year and 3.9% in constant currency

•	Adjusted operating income of $244.9 million increased 5.9% year over year primarily due to an improvement in profitability at EM

•	Adjusted net income of $160.1 million increased 12.9% and adjusted diluted earnings per share of $1.14 increased 11.8% year over year

Mr. Hamada added, “We closed out fiscal 2014 with a strong quarter as both revenue and earnings per share were at the high end of expectations and margins and returns improved sequentially. Enterprise revenue grew 6.9% year over year and 5.2% sequentially in constant currency, which is at the high end of normal seasonality, driven by stronger than expected revenue in our TS Americas and EM Asia regions. Adjusted operating income grew 9.4% sequentially and adjusted operating income margin was up 12 basis points with both operating groups contributing to the improvement. Working capital velocity improved sequentially and our cash cycle dropped over two days, which contributed to a 218 basis point increase in our return on working capital to 22%. While our fourth quarter results showed some encouraging signs in certain end markets, looking ahead to fiscal 2015, I would continue to characterize our overall outlook as mixed in nature. Given these expectations, we will keep driving increased leverage and margins where growth is strongest, while always refocusing our valuable resources on higher-growth and return opportunities.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q4 FY14 Sales	Reported Sales	Organic Sales
	(in millions)
EM Total	$4,318.4	8.8%	8.1%
Excluding FX (1)		7.3%	6.7%
Americas	1,247.0	(10.4)%	(3.5)%
EMEA	1,394.3	24.1%	11.9%
Excluding FX (1)		18.3%	6.6%
Asia	1,677.1	15.2%	15.2%

	Q4’ FY14	Q4’ FY13	Change
Operating Income	$207.0	$178.5	16.0%
Operating Income Margin	4.8%	4.5%	30	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported sales increased 8.8% year over year to $4.3 billion while organic sales were up 6.7% in constant currency

•	Sequential organic sales growth of 4.4% in constant currency was above the high end of normal seasonality primarily due to better than expected growth in the Asia region

•	Operating income margin increased 30 basis points year over year to 4.8% primarily due to improvements in the Americas and EMEA regions

•	Working capital velocity improved sequentially and EM’s cash cycle dropped 2.8 days driven by a decline in days of inventory and an increase in days payable

•	Return on working capital (ROWC) increased 108 basis points year over year primarily due to higher operating income

Mr. Hamada further added, “EM closed out the fiscal year with another strong performance as our team delivered a fourth consecutive quarter of year-over-year organic growth and operating margin expansion. For the full year, our Asia team delivered double digit year-over-year organic growth in all four quarters, grew operating income 1.4 times the rate of sales growth and doubled economic profit over fiscal 2013. In our Americas region, which dealt with sluggish growth all year, improved gross profit margin and disciplined expense control combined to drive full year operating income margin up 90 basis points year over year. In our EMEA region, our integration of the MSC Group has proceeded as planned and we are confident that our newly combined strengths in embedded solutions will position us to accelerate growth in this new and incremental market segment. With our book to bill continuing above parity and seasonal growth projected for the September quarter, we expect to continue the steady progress we have made towards EM’s long-range financial goals.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q4 FY14 Sales	Reported Sales	Organic Sales
	(in millions)
TS Total	$2,730.3	4.2%	0.3%
Excluding FX (1)		3.8%	(0.1)%
Americas	1,562.9	12.5%	4.8%
EMEA	746.5	(6.7)%	(6.7)%
Excluding FX (1)		(11.9)%	(11.9)%
Asia	420.9	(2.3)%	(2.3)%

	Q4’ FY14	Q4’ FY13	Change
Operating Income	$74.1	$78.7	(5.9)%
Operating Income Margin	2.7%	3.0%	(30	) bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported sales increased 4.2% year over year to $2.7 billion and organic sales increased 0.3% in reported dollars and was flat in constant currency

•	Sequential sales growth of 7.0% (6.6% on an organic basis in constant currency) was at the high end of normal seasonality

•	Operating income margin decreased 30 basis points year over year and was up 32 basis points sequentially to 2.7% due primarily to improvements in the Americas and Asia partially offset by a decline in EMEA

•	ROWC increased 461 basis points sequentially due to strong profit growth

•	At a product level, year-over-year growth in software, services and storage was offset by declines in computing components

Mr. Hamada further commented, “In the June quarter, we experienced a somewhat encouraging rebound in our TS Americas region after a weaker than expected close to the March quarter as revenue grew close to 14% sequentially and operating income margin increased over 100 basis points. In TS Asia, which delivered a sixth consecutive quarter of year-over-year margin expansion, revenue grew 4.6% sequentially and operating income margin was up over 80 basis points. The stronger than expected growth in the Americas region was offset by a sequential decline in EMEA, resulting in sequential revenue growth of 6.6% in constant currency at the global level. On a year-over-year basis, organic growth in constant currency was essentially flat as a 4.8% increase in the Americas region was offset by an 11.9% decline in EMEA, with more than half of the EMEA revenue decline attributable to our computing components business. As a result, operating income declined 5.9% from the year ago quarter and operating income margin was down 30 basis points. Although we are encouraged by Americas’ return to revenue growth and Asia’s steady margin progress, we are taking incremental actions to align resources to current market conditions in EMEA. This will include the acceleration of planned efficiencies associated with our recent consolidation onto a single ERP platform at EMEA, to improve margins going forward.”

Cash Flow / Dividend

•	Cash flow from operations was $34 million for the quarter and $237 million on a trailing 12 months basis

•	Cash and cash equivalents at the end of the quarter was $929 million; net debt (total debt less cash and cash equivalents) was approximately $1.1 billion

•	Repurchased $7.4 million of shares during the quarter and have approximately $216 million remaining in the share repurchase program

•	Paid a quarterly dividend of $20.7 million ($0.15 per share) and $82.8 million ($0.60 per share) for the full fiscal year

Kevin Moriarty, Chief Financial Officer, stated, “Cash flow from operations declined in fiscal 2014 as we invested in working capital to support the over $2 billion of top line growth. The team has continued to effectively manage working capital in this uneven recovery as key metrics, including inventory turns and days sales outstanding, remain consistent with fiscal 2013. During the year, we also returned over $90 million of cash to our shareholders through our dividends and share repurchases. Just recently, we entered into a new credit facility that increased our borrowing capacity and extended the maturity. As a result of these actions, we enter fiscal 2015 in a strong financial position with over $900 million of cash on hand and over $1.4 billion of available borrowing capacity to fund profitable growth going forward.”

Outlook for First Quarter of Fiscal 2015 Ending on September 27, 2014

•	EM sales are expected to be in the range of $4.1 billion to $4.4 billion and TS sales are expected to be between $2.3 billion to $2.6 billion

•	Avnet sales are forecasted to be between $6.4 billion and $7.0 billion

•	Adjusted diluted earnings per share is expected to be in the range of $0.93 to $1.03 per share

•	The EPS guidance assumes 141 million average diluted shares outstanding and a tax rate of 26% to 30%

The above EPS guidance excludes the amortization of intangibles and any potential restructuring and integration charges. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the first quarter of fiscal 2015 is $1.35 to €1.00. This compares with an average exchange rate of $1.32 to €1.00 in the first quarter of fiscal 2014 and $1.37 to €1.00 in the fourth quarter of fiscal 2014.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “feel,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and diluted earnings per share adjusted for (i) the impact of the items described above, (ii) certain discrete items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted earnings per share excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

•	ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Fiscal Year 2014

	Fiscal Year 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$789,940	$701,127	$545,604	$3.89
Restructuring, integration and other expenses	94,623	94,623	70,773	0.50
Gain on legal settlement and foreign currency loss	—	(18,787)	(11,475)	(0.08)
Amortization of intangible assets and other	46,783	46,783	32,946	0.24
Income tax adjustments	—	—	(43,789)	(0.31)

Total adjustments	141,406	122,619	48,455	0.35

Adjusted results	$931,346	$823,746	$594,059	$4.24

Items impacting fiscal 2014 consisted of the following:

•	Restructuring, integration and other expenses of $94.6 million before tax consisted of $53.2 million for severance, $12.5 million for facility exit, asset impairment and other restructuring related costs, $20.4 million for integration-related costs, $8.8 million for other costs, and a net benefit of $0.3 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $70.8 million;

•	Gain on legal settlement and loss on foreign currency of $18.8 million before tax and $11.5 million after tax related to a settlement payment received and recent changes in the currency exchange mechanisms available in Venezuela;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $46.8 million before tax and $32.9 million after tax; and

•	An income tax benefit of $43.8 million primarily related to certain discrete items impacting the effective income tax rate in fiscal 2014.

Fourth Quarter Fiscal 2014

	Fourth Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$204,538	$175,640	$186,264	$1.33
Restructuring, integration and other expenses	27,999	27,999	20,901	0.15
Foreign currency loss		3,315	2,022	0.01
Amortization of intangible assets and other	12,328	12,328	9,076	0.06
Income tax adjustments			(58,187)	(0.41)

Total adjustments	40,327	43,642	(26,188)	(0.19)

Adjusted results	$244,865	$219,282	$160,076	$1.14

Items impacting the fourth quarter of fiscal 2014 consisted of the following:

•	Restructuring, integration and other expenses of $28.0 million before tax consisted of $14.4 million for severance, $5.2 million for facility exit and asset impairment related costs, $8.1 million for integration-related costs, $1.9 million for other costs, and a net benefit of $1.6 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $20.9 million;

•	Loss on foreign currency due to recent changes in the currency exchange mechanisms available in Venezuela included within other income (expense) of $3.3 million before tax and $2.0 million after tax.

•	Amortization expense and other substantially all of which related to acquired intangible assets of $12.3 million before tax and $9.1 million after tax; and

•	An income tax benefit of $58.2 million primarily related to certain discrete items impacting the effective income tax rate in the fourth quarter of fiscal 2014.

Third Quarter Fiscal 2014

	Third Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$184,843	$164,993	$113,851	$0.81
Restructuring, integration and other expenses	26,083	26,083	19,275	0.14
Gain on legal settlement	—	(2,965)	(1,811)	(0.01)
Amortization of intangible assets and other	12,868	12,868	9,043	0.06
Income tax adjustments	—	—	3,744	0.03

Total adjustments	38,951	35,986	30,251	0.22

Adjusted results	$223,794	$200,979	$144,102	$1.03

Items impacting the third quarter of fiscal 2014 consisted of the following:

•	Restructuring, integration and other expenses of $26.1 million before tax consisted of $15.4 million for severance, $3.9 million for facility exit and asset impairment related costs, $3.9 million for integration-related costs, $2.3 million for other costs, and an expense of $0.6 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $19.3 million;

•	Gain on legal settlement of $3.0 million before tax and $1.8 million after tax related to a settlement payment received during the third quarter;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $12.9 million before tax and $9.0 million after tax; and

•	Income tax adjustments of $3.7 million primarily related to certain discrete items impacting the effective income tax rate in the third quarter of fiscal 2014.

Fiscal Year 2013

	Fiscal Year 2013
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS *
	$ in thousands, except per share data
GAAP results	$625,981	$549,265	$450,073	$3.21
Restructuring, integration and other expenses	149,501	149,501	116,382	0.83
Gain on bargain purchase and other	—	(31,011)	(30,974)	(0.22)
Amortization of intangible assets and other	32,370	32,370	22,659	0.16
Income tax adjustments	—	—	(50,376)	(0.36)

Total adjustments	181,871	150,860	57,691	0.41

Adjusted results	$807,852	$700,125	$507,764	$3.63

*	Does not foot due to rounding of individual components

Items impacting fiscal 2013 consisted of the following:

•	Restructuring, integration and other expenses of $149.5 million before tax consisted of $73.3 million for severance, $34.4 million for facility exit and asset impairment costs, $12.3 million for other restructuring related costs, $35.7 million for integration-related costs, a net benefit of $3.2 million for other costs, and a net benefit of $3.1 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $116.4 million;

•	A gain on bargain purchase of $32.7 million related to an acquisition of a Japanese entity, partially offset by a loss on divestiture of $1.7 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $32.4 million before tax and $22.7 million after tax; and

•	An income tax benefit of $50.4 million, which is comprised of (i) a net tax benefit of $17.2 million for the release of valuation allowances against deferred tax assets that were determined to be realizable, and (ii) net favorable audit settlements of $33.2 million

Fourth Quarter Fiscal 2013

	Fourth Quarter Fiscal 2013
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$162,826	$127,139	$126,091	$0.91
Restructuring, integration and other expenses	59,845	59,845	43,610	0.31
Gain on bargain purchase and other	—	339	339	—
Amortization of intangible assets and other	8,526	8,526	5,968	0.04
Income tax adjustments	—	—	(34,197)	(0.24)

Total adjustments	68,371	68,710	15,720	0.11

Adjusted results	$231,197	$195,849	$141,811	$1.02

Items impacting the fourth quarter of fiscal 2013 consisted of the following:

•	Restructuring, integration and other expenses of $59.8 million before tax consisted of $25.5 million for severance, $19.6 million for facility exit and asset impairment costs, $4.8 million for other restructuring related costs, $8.2 million for integration-related costs, $1.8 million for other costs, and a net benefit of $0.1 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $43.6 million;

•	An adjustment to the gain on bargain purchase related to the business acquired in Japan in the first quarter;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $8.5 million before tax and $6.0 million after tax; and

•	An income tax benefit of $34.2 million, which is comprised of (i) a tax benefit of $27.6 million for the release of tax valuation allowances against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2013, and (ii) a tax benefit of $6.6 million related to the release of existing reserves due to audit settlement and statute expiration.

Organic Sales

Organic sales is defined as reported sales adjusted for (i) the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented and (ii) the impact of the transfer of a portion of certain operations between the EM and TS operating groups, which did not have an impact to Avnet on a consolidated basis but did impact the organic sales for the EM and TS operating groups. Sales taking into account the combination of these adjustments are referred to as “organic sales.”

	Sales as Reported	Acquisition / Divestiture Sales	Organic Sales
		(in thousands)
Q1 Fiscal 2014	$6,345,475	$119,950	$6,465,425
Q2 Fiscal 2014	7,421,854	—	7,421,854
Q3 Fiscal 2014	6,683,616	—	6,683,616
Q4 Fiscal 2014	7,048,709	—	7,048,709

Fiscal year 2014	$27,499,654	$119,950	$27,619,604

Q1 Fiscal 2013	$5,870,057	$362,053	$6,232,110
Q2 Fiscal 2013	6,699,465	162,481	6,861,946
Q3 Fiscal 2013	6,298,699	143,992	6,442,691
Q4 Fiscal 2013	6,590,703	124,741	6,715,444

Fiscal year 2013	$25,458,924	$793,267	$26,252,191

“Acquisition/Divestiture Sales” as presented in the preceding table includes the effects of the acquisitions and divestitures listed below:

Fiscal 2014

MSC Investoren GmbH, in October 2013 in the EM EMEA region

Seamless Technologies, Inc., in July 2013 in the TS Americas region

Nisko Semiconductors Ltd., in August 2013 in the EM EMEA region

Fiscal 2013

RTI Holdings, in April 2013 in the EM Asia Region

Divestiture in March 2013 of a small business in the EM Americas region

TSSLink, Inc., in December 2012 in the TS Americas region

Universal Semiconductor, Inc., in December 2012 in the EM Americas region

Genilogix, in November 2012 in the TS Americas region

Divestiture in December 2012 of a small business in the TS Asia region

Brightstar Partners, Inc., in November 2012 in the TS Americas region

Magirus AG, in October 2012 in the TS EMEA region

Tekdata Interconnections, Limited, in October 2012 in the EM EMEA region

Internix, Inc., in August 2012 in the EM Asia region

C.R.G. Electronics, Ltd., in August 2012 in the EM EMEA region

Pepperweed Consulting, in August 2012 in the TS Americas region

ROWC, ROCE and WC Velocity

The following table (in thousands) presents the calculation for ROWC, ROCE and WC velocity.

			Q4 FY14	Q4 FY13
Sales			$7,048,708	$6,590,703
Sales, annualized	(a	)	$28,194,832	$26,362,812
Adjusted operating income (1)			$244,865	$231,197
Adjusted annualized operating income	(b	)	$979,460	$924,788
Adjusted effective tax rate (2)			27.9%	27.5%
Adjusted annualized operating income, after tax	(c	)	$706,387	$670,656
Average monthly working capital
Accounts receivable			$5,020,472	$4,664,011
Inventories			$2,632,177	$2,353,662
Accounts payable			$(3,208,300)	$(3,139,471)

Average working capital	(d	)	$4,444,349	$3,878,202

Average monthly total capital	(e	)	$6,009,390	$5,356,288

ROWC = (b) / (d)			22.0%	23.9%
WC Velocity = (a) / (d)			6.3	6.8
ROCE = (c) / (e)			11.8%	12.5%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(2)	Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of certain discrete items in the above reconciliation to GAAP amounts in this Non-GAAP Financial Information section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated sales of $27.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investor relations@avnet.com

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarters Ended		Fiscal Years Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales	$7,048,708	$6,590,703	$27,499,654	$25,458,924
Cost of sales	6,211,692	5,819,764	24,273,923	22,479,123

Gross profit	837,016	770,939	3,225,731	2,979,801
Selling, general and administrative expenses	604,479	548,268	2,341,168	2,204,319
Restructuring, integration and other expenses	27,999	59,845	94,623	149,501

Operating income	204,538	162,826	789,940	625,981
Other income (expense), net	(4,604)	(6,723)	(6,092)	(74)
Interest expense	(24,294)	(28,625)	(104,823)	(107,653)
Gain on legal settlement, bargain purchase and other	—	(339)	22,102	31,011

Income before income taxes	175,640	127,139	701,127	549,265
Income tax (benefit) expense	(10,624)	1,048	155,523	99,192

Net income	$186,264	$126,091	$545,604	$450,073

Earnings per share:
Basic	$1.35	$0.92	$3.95	$3.26

Diluted	$1.33	$0.91	$3.89	$3.21

Shares used to compute earnings per share:
Basic	138,430	137,160	137,991	137,951

Diluted	140,430	139,062	140,119	140,003

Cash dividends paid per common share	$0.15	$—	$0.60	$—

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

(UNAUDITED)

	June 28, 2014	June 29, 2013
Assets:
Current assets:
Cash and cash equivalents	$928,971	$1,009,343
Receivables, net	5,220,528	4,868,973
Inventories	2,613,363	2,264,341
Prepaid and other current assets	191,337	214,221

Total current assets	8,954,199	8,356,878
Property, plant and equipment, net	534,999	492,606
Goodwill	1,348,468	1,261,288
Intangible assets, net	184,308	172,212
Other assets	233,543	191,696

Total assets	$11,255,517	$10,474,680

Liabilities and Shareholders’ Equity:
Current liabilities:
Short-term debt	$865,088	$838,190
Accounts payable	3,402,369	3,278,152
Accrued expenses and other	711,369	705,102

Total current liabilities	4,978,826	4,821,444
Long-term debt	1,213,814	1,206,993
Other liabilities	172,684	157,118

Total liabilities	6,365,324	6,185,555
Shareholders’ equity	4,890,193	4,289,125

Total liabilities and shareholders’ equity	$11,255,517	$10,474,680

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS) (UNAUDITED)

	Fiscal Years Ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net income	$545,604	$450,073
Non-cash and other reconciling items:
Depreciation	92,464	88,333
Amortization	44,724	32,343
Deferred income taxes	(15,644)	(10,019)
Stock-based compensation	45,916	43,677
Gain on bargain purchase	—	(31,011)
Other, net	88,687	75,327
Changes in (net of effects from businesses acquired):
Receivables	(306,873)	(94,203)
Inventories	(226,141)	225,667
Accounts payable	48,651	(78,834)
Accrued expenses and other, net	(79,970)	(5,156)

Net cash flows provided by operating activities	237,418	696,197

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance cost	—	349,258
Repayment of notes	(300,000)	—
Borrowings (repayments) under accounts receivable securitization program, net	255,000	(310,000)
Borrowings (repayments) under bank facilities and other debt, net	38,765	(180,941)
Repurchases of common stock	(8,616)	(207,192)
Dividends paid on common stock	(82,755)	—
Other, net	9,109	4,792

Net cash flows used for financing activities	(88,497)	(344,083)

Cash flows from investing activities:
Purchases of property, plant and equipment	(123,242)	(97,379)
Acquisitions of businesses, net of cash acquired	(116,882)	(262,306)
Cash proceeds from divestitures, net of cash divested	—	3,613
Other, net	2,666	3,018

Net cash flows used for investing activities	(237,458)	(353,054)

Effect of exchange rate changes on cash and cash equivalents	8,165	3,419

Cash and cash equivalents:
— increase (decrease)	(80,372)	2,479
— at beginning of period	1,009,343	1,006,864

— at end of period	$928,971	$1,009,343

AVNET, INC.

SEGMENT INFORMATION*

(MILLIONS)

(UNAUDITED)

	Fourth Quarters Ended		Fiscal Years Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales:
Electronics Marketing	$4,318.4	$3,970.6	$16,544.4	$15,094.4
Technology Solutions	2,730.3	2,620.1	10,955.3	10,364.5

Consolidated sales	$7,048.7	$6,590.7	$27,499.7	$25,458.9

Operating income:
Electronics Marketing	$207.0	$178.5	$747.9	$635.6
Technology Solutions	74.1	78.7	317.8	299.1
Corporate	(36.2)	(26.0)	(134.4)	(126.9)

	244.9	231.2	931.3	807.9
Restructuring, integration and other expenses	(28.0)	(59.8)	(94.6)	(149.5)
Amortization of intangible assets and other	(12.3)	(8.5)	(46.8)	(32.4)

Consolidated operating income	$204.5	$162.8	$789.9	$626.0

*	Sub-totals and totals may not foot due to rounding